Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

The Board of Directors

Terra Income Fund 6, Inc.:

Under date of November 20, 2017, we reported on the statements of assets and liabilities, including the schedules of investments, of Terra Income Fund 6, Inc. (the Company) as of September 30, 2017 and 2016, and the related statements of operations, changes in net assets and cash flows for each of the years in the three-year period ended September 30, 2017. In connection with our audits of the aforementioned financial statements, we also audited the financial statement schedule under the caption “Senior Securities”. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York

November 20, 2017